Exhibit 10.18

CONSIGNMENT AND PAY BY SCAN AGREEMENT

This Agreement is made and entered into this 10th day of December, 2014 by and among Food Lion Supply Chain Services, Inc. on behalf of itself and its affiliate Food Lion, LLC (“Food Lion”) and CTI Supply, Inc., an Illinois corporation on behalf of itself and its parent CTI Industries Corporation (“CTI Supply”).

WHEREAS, Food Lion owns and operates a number of retail stores in the United States;

WHEREAS, CTI Supply, is a wholly-owned subsidiary of CTI Industries Corporation, an Illinois corporation (“CTI”) engaged, among other things in the manufacture, sale and distribution of foil balloon products, latex balloon products and associated displays and supplies and, through CTI Supply, in the provision and distribution of helium;

WHEREAS, the parties desire to enter into an agreement pursuant to which (i) CTI Supply will supply to Food Lion stores balloons products and containers of helium, on a consignment basis, (ii) and Food Lion stores will sell such products to their customers, will record and report the sales on a Pay By Scan (“PBS”) basis and will remit payment to CTI Supply based upon the PBS sales.

NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows

1.            Supply of Balloon and Helium Products.

1.1         Subject to and on the terms and conditions hereinafter contained, CTI Supply agrees to supply to Food Lion stores all of their requirements for balloon Consignment Products and Helium, and for Related Products, as defined herein, for the term hereof, and Food Lion agrees to receive, display, sell and make payment for such balloon Consignment Products and Helium, and Related Products, as provided herein. Notwithstanding the foregoing, Food Lion shall be entitled to purchase and sell balloon products from vendors other than CTI Supply with respect to products which are not available from CTI Supply.

1.2         The program terms and model (“Program Model”), for Consignment Products, shall be as set forth in Schedule A hereto.

1.3         Consignment Products (as defined in the Program Model) shall be provided by CTI Supply to Food Lion stores on a consignment basis on the following terms and in accordance with the Program Model:

1.3.1      Food Lion stores will take possession of Consignment Products delivered by CTI Supply and shall display and sell such products to its customers in Food Lion stores. Food Lion shall record and account to CTI Supply for the sales of all Consignment Products in accordance with the Pay By Scan program (“PBS”) as described and provided for herein.

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1.3.2      Food Lion shall not sell, dispose of or use any of the Consignment Products except as provided in this paragraph or in the Program Model, or as shall otherwise expressly be authorized herein;

1.3.2      CTI Supply shall retain title to all Consignment Products until such products are sold to a third party customer. Upon sale of a Consignment Product to a customer, title will transfer from CTI Supply to the customer. Consignment Products, in the possession of Food Lion shall remain the property and inventory of CTI Supply until sold to a customer. Except as provided in Section 2 hereof with respect to inventory variances, CTI Supply shall retain all risk of loss for Consignment Product, including damage by fire, flooding, storm, water or other causes.

1.3.3      Food Lion shall provide to CTI Supply, or CTI as may be designated by CTI Supply, full information in EDI format with respect to the sale by Food Lion of any and all Consignment Products at such times and in such manner as the parties shall agree.

1.3.4      CTI Supply shall install and operate a system for maintenance and replenishment of inventory of Consignment Products at Food Lion stores. Such program will rely upon the timely provision by Food Lion of EDI information concerning the sale of Consignment Products at Food Lion stores. Utilizing such system, CTI Supply shall be authorized to, and shall, replenish Consignment Products at Food Lion stores based upon the inventory level and sales information maintained in its system. Such replenishment shall be accomplished by direct to store delivery of replenishment items by CTI Supply and store personnel shall display such items in accordance with the Program Model.

1.4         Food Lion may purchase Related Products from CTI Supply during the term of this Agreement on the following terms:

1.4.1      “Related Products” shall mean and include products, other than Consignment Products or Supplies, related to the Consignment Products or balloon program of Food Lion, which Food Lion may purchase from CTI Supply from time to time.

1.4.2      With respect to all Related Products, Food Lion shall place orders for such products for designated Food Lion stores through the customer service department of CTI Supply and CTI Supply shall deliver such items on a direct to store basis. CTI Supply shall be authorized to invoice shipments of Related Products to Food Lion, designated by store, at the time of shipment and payment for such items shall be due within thirty (30) days after the date of invoice. CTI Supply shall provide all Related Products at competitive prices.

1.4.3      For all Related Products, freight shall be paid by CTI Supply.

1.5           CTI Supply shall provide and deliver to Food Lion stores a sufficient supply of all Supply Items as set forth in the Program Model without charge to Food Lion.

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2.            Inventory Management for Consignment Products.

2.1         CTI Supply shall maintain records of inventory levels of all Consignment Products at Food Lion stores during the term of this Agreement.

2.2         The system and methods which CTI Supply shall utilize to perform inventory control and management of Consignment Products shall include the following:

2.2.1      CTI Supply shall maintain a computerized system for inventory management in which (i) inventory shall be increased by all shipments of product from CTI Supply to Food Lion and (ii) inventory shall be relieved by recording all sales of Consignment Product through EDI reports provided by Food Lion to CTI Supply. The CTI Supply system shall be designed to maintain and report inventory levels of Consignment Product in each store. CTI Supply shall provide reports of inventory levels on a store basis to Food Lion as Food Lion may request from time to time.

2.2.2      CTI Supply shall replenish Consignment Products in stores based upon the determination of store inventory levels from time to time. CTI Supply is authorized to determine store inventory levels and to provide for replenishment of Consignment Products at store levels by shipping direct to store (DSD).

2.2.3      Food Lion shall have responsibility for in-store maintenance of the balloon program and shall:

(a)          Place all product on the spinner rack or display or display product in such manner as the store manager shall direct;

(b)          Maintain and organize the display.

2.2.4      CTI Supply shall be authorized to, and shall, from time to time, have an authorized representative visit stores designated by CTI Supply and conduct a count of all Consignment Products at the store. .

2.2.5      Once each year during the term of the Agreement, the parties shall, through the use of an inventory service company authorized by Food Lion, conduct an inventory count of the Consignment Products at each Food Lion store for the purpose of reconciling inventory and determining the amount of shrink. CTI shall be responsible for the cost of the inventory service company services. The parties agree that they shall be bound by the inventory count of Consignment Products set forth in the report of such inventory service.

2.2.6      Utilizing the report of the inventory service company, CTI Supply shall compare the same to the inventory counts of Consignment Products shown on its inventory system to determine the amount of shrink, if any. “Shrink” shall mean, with respect to each item of Consignment Inventory at each Food Lion store, the difference between the unit amounts shown on the CTI inventory system for such item at such store and the unit amount shown on the report of the inventory service company.

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2.2.7      CTI Supply shall adjust store inventory levels in its system based upon the report of the inventory service company.. In the event that the amount of Shrink for any item in any Food Lion store shall exceed Twelve Percent (12%) of the unit amount shown on the inventory of CTI Supply for such item, , CTI Supply shall be entitled to invoice Food Lion for an amount equal to one-half of the value (determined on the basis of the Remittance Amount provided in Schedule A) of the number of units of the item exceeding a Shrink of 12%.

2.3         CTI Supply shall manage, and maintain inventory control management with respect to, helium cylinders provided by it, or its vendor, to Food Lion stores. Food Lion shall cause all helium cylinders provided to it by parties other than CTI Supply, or its vendors, to be removed from Food Lion stores on a schedule which the parties shall determine.

3.            Helium Supply.

3.1         In connection with the Program Model for Consignment Products to be provided by CTI Supply hereunder, CTI Supply shall undertake responsibility for, and shall, supply, or arrange for the supply through third parties, of helium cylinders to Food Lion Stores during the term hereof. The parties acknowledge that, at the effective date of this Agreement, certain Food Lion stores will have helium cylinders at their premises provided by suppliers other than the CTI Supply helium vendor with unused helium for which Food Lion shall have paid. In such cases, the Food Lion store shall be authorized to retain such cylinder(s) at their premises pending the use of all helium remaining in such cylinders and CTI Supply shall be responsible for payment of reasonable rental costs with respect to such cylinders. Food Lion shall cause all empty cylinders from vendors other than the CTI Supply helium vendor to be returned to the supplying vendor and, thereafter, shall utilize cylinders provided by CTI Supply or its vendor.

3.2         The parties contemplate and agree that balloon Consignment Product which utilize helium shall be supplied by CTI Supply to Food Lion on a “helium inclusive basis.” That is, the price paid to CTI Supply for balloon Consignment Products, which utilize helium and are sold by Food Lion shall include, and constitute payment both for the balloon itself and the helium contained and used in the balloon when inflated.

3.3         CTI Supply shall arrange for, and supply, helium cylinders to Food Lion stores as required during the term of this Agreement and shall be responsible for the cost and expenses of purchasing, acquiring and delivering helium cylinder to, and retrieving them from, the stores. Food Lion shall be responsible to maintain possession and control of all cylinders while situated in the stores and shall be responsible for loss of, or damage to, cylinders while in the possession and control of the stores, including, without limitation, charges from the supplier of the cylinders for loss or damage to cylinders. Food Lion and CTI Supply shall develop a program to monitor and account for helium cylinders delivered to, maintained at and removed from all Food Lion stores to their mutual satisfaction. Such program shall include a process in which, when a cylinder is delivered to, or picked up from, a store, the Store Manager will be required to sign a delivery/pick up slip as proof of delivery or pick up. Such tickets will be maintained and managed by CTI Supply and/or its vendor for tracking purposes.

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3.4         The program under which CTI Supply shall undertake to supply, or have supplied, helium cylinders to Food Lion stores shall include:

3.4.1      Food Lion shall arrange and maintain proper space and facilities in each store to receive, store and use helium cylinders.

3.4.2      Food Lion shall be responsible for, and shall, acquire, at its expense, necessary supplies and materials for the storage and use of helium cylinders including but not limited to cylinder restraints, cylinder covers and regulators; CTI Supply shall make available to Food Lion all of such items, as Food Lion may, in its sole discretion, order from CTI Supply from time to time, at reasonable and competitive prices.

3.4.3      Except as otherwise expressly provided herein, Food Lion shall utilize the helium supplied by CTI Supply solely for the purpose of inflating balloon Consignment Products, and for no other purpose or use, shall not otherwise cause or permit the use or disposal of helium supplied by CTI Supply and shall undertake reasonable controls and precautions to prevent the unauthorized or inadvertent use or disposal of such helium.

3.4.4      The parties agree to establish a standard practice training under which the use of helium in the stores will be reviewed and monitored on a periodic basis and procedures instituted to limit the use of helium supplied by CTI Supply for purposes other than for the specific purposes authorized herein.

4.          Pay By Scan Terms and Procedures.

4.1         Food Lion shall initiate, operate and maintain such programs, procedures and processes such that the sale in all Food Lion stores of Consignment Products shall be scanned and electronically recorded at the time of sale.

4.2         Food Lion will provide daily scan data electronically to CTI Supply on a timely and consistent basis. Data will be sent within one day after the scan date and will generally represent twenty-four (24) hours of scan data for the previous day. The EDI/Point of Sales 852 transaction set format will be utilized. The parties shall utilize AS2 or other secure protocol for direct data communications.

4.3         The parties agree to cooperate and work together to insure that item designation, pricing and other items are coordinated among the systems of both parties. Food Lion shall provide such authorization, information and data as may be necessary or appropriate for CTI Supply to be able to receive scan data information within thirty (30) days from the date of this Agreement.

4.4         Food Lion shall take any and all such commercially reasonable action to assure the accuracy and completeness of scan data, including:

(a)         Preventing the scanning or recording of the sale of Consignment Products other than by electronic scanning of such items, or by other means properly and fully recording the sale;

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(b)         Assigning PLU keys to properly record sales of Consignment Products or the sale or use of helium;

(c)         Limit ‘Not on File’, ie “Bucket” sales;

(d)         Appropriately processing customer returns;

(e)         Limiting store level price changes;

(f)          Accounting to CTI Supply for in-store transfers.

4.5         The parties agree that each item of Consignment Product shall be identified in a coordinated manner among Food Lion and CTI Supply and that the price payable to CTI Supply in connection with the sale of each such item shall be in accordance with the Program Model.

4.6         In the event that scan data shall be delayed, missing or unrecoverable, the parties shall employ to following procedures:

(a)         With respect to data which is delayed or determined to be inaccurate, Food Lion will send a corrected 852 transmission at the earliest practicable date, but in any event within five days of discovery of the delay or inaccuracy.

(b)         In the event that scan data for a period is missing and unrecoverable, the parties shall utilize eight weeks of historical scan data for each individual store and time frame to calculate the estimated scan quantities. If the parties cannot agree on a resolution, the matter shall be submitted to arbitration in accordance with the arbitration provisions of this Agreement.

4.7         Payment for all items sold by Food Lion on a pay by scan basis shall be made to CTI Supply with fifteen days from the Saturday of the scan week. All payments shall be made by Electronic Funds Transfer (EFT) which shall identify the amount paid, store, and time frame.

5.            Warranty

5.1           CTI Supply represents that it has good and marketable title to all goods furnished to Food Lion hereunder and warrants that all products furnished hereunder (i) shall be free from latent and patent defects in workmanship, material, manufacture, and design; (ii) be free and clear of any lien, security interest or other adverse claim against title; (iii) not infringe, including without limitation their sale or use alone or in combination, any United States or foreign patents, trademarks, trade secrets, copyrights or proprietary rights of any third party.

5.2           The foregoing warranties shall survive any delivery, inspection, acceptance or payment by Food Lion and shall be effective for as long as the products are being sold in Food Lion stores; provided that, the warranty with respect to any specific item shall survive for a period of one year from the date of sale of the product to a consumer..

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5.3           The foregoing warranties are intended for the benefit of Food Lion only and are not made or given for the use or benefit of any third party and may not be utilized or relied upon by any third party.

5.4           Except as expressly provided herein, CTI Supply EXPRESSLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE PRODUCTS FURNISHED HEREUNDER, EXPRESS OR IMPLIED, AND INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.5           As a remedy for the breach of any warranty given hereunder CTI Supply shall provide credit to Food Lion with respect to the price of any product supplied hereunder as to which there shall be a breach of warranty or, at Food Lion’s option, CTI Supply shall replace the same.

6.            Term and Termination.

6.1         The term of this Agreement shall commence on January 1, 2015 the date hereof and continue to December 31, 2016. At the expiration of the term, or any renewal term, of this Agreement, this Agreement shall be renewed for an additional term of one year, unless at least one hundred twenty (120) days prior to the expiration of such term or renewal term either party shall give notice to the other of the termination of the Agreement at the expiration of the term or renewal term.

6.2         Either party may terminate this Agreement without cause at any time upon at least one hundred twenty (120) calendar days prior written notice to the other party.

6.3         Either party may terminate this Agreement prior to the expiration of its term, on 30 days prior written notice to the other party, by reason of an Event of Default with respect to the other party. An “Event of Default” with respect to a party shall mean and include any failure or refusal of a the party to perform an obligation under this Agreement on its part to be performed, or any violation of a term of this Agreement by such party, and the failure of such party to cure such violation within 10 days after notice thereof, specifying the violation or failure to perform, shall have been given to the party.

6.4         In the event of termination of this Agreement:

6.4.1      Food Lion shall be obligated promptly upon notice of such termination being given as provided herein to make available to CTI Supply all Consignment Products in its possession and to permit authorized representatives of CTI to pick up, package and remove the same from all Food Lion stores. CTI Supply shall have the right to recover and remove from any and all Food Lion Stores all Consignment Product then situated in such stores.

6.4.2      Upon termination of the Agreement, all rights and obligations of the parties hereunder shall cease and terminate; provided, however, that (i) all rights and claims which shall have accrued to the date of termination shall continue and be enforceable and (ii) all obligations herein which, by their terms, extend beyond the date of termination shall continue in existence and be effective and enforceable.

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7.            Indemnification

7.1         Indemnification by CTI Supply. CTI Supply will at all times be deemed to be performing as an independent contractor and not as an agent or employee of Food Lion. The acts and omissions of CTI Supply’s employees and agents and subcontractors of any tier will be deemed to be those of CTI Supply only. CTI will defend, indemnify and hold harmless Food Lion and its directors, officers, employees, agents, employees, successors and assigns from and against any and all liability, damages, losses, claims, demands, judgments, costs and expenses of every nature arising out of or incidental to or in any way resulting from (i) the negligent acts or omissions, or acts or omissions in violation of this Agreement, of CTI Supply, its employees, subcontractors or agents in performance under this Agreement or (ii) breach of warranty on the part of CTI Supply. CTI Supply will not be responsible for any such losses, liabilities, claims, judgments, costs, demands and expense caused by the sole negligence or willful misconduct of Food Lion, or its officers, employees or agents. If a claim is filed against Food Lion for which CTI Supply is to be responsible under this provision, Food Lion will promptly notify CTI Supply in writing of such claim.

7.2         Indemnification by Food Lion. Food Lion will at all times be deemed to be performing as an independent contractor and not as an agent or employee of CTI Supply. The acts and omissions of Food Lion’s employees and agents and subcontractors of any tier will be deemed to be those of Food Lion only. Food Lion will defend, indemnify and hold harmless CTI Supply, its directors, officers, employees, agents, employees, parents, successors and assigns from and against any and all liability, damages, losses claims, demands, judgments, costs and expenses of every nature and kind arising out of or incidental to or in any way resulting from the negligent acts or omissions, or acts or omissions in violation of this Agreement of Food Lion, its employees, subcontractors or agents in performance under this Agreement. Food Lion shall not be responsible for any such losses, liabilities, claims, judgments, costs, demands or expense caused by the sold negligence or willful misconduct of CTI Supply, or its officers, employees or agents. If a claim is filed against CTI Supply for which Food Lion is to be responsible under this provision, CTI Supply will promptly notify Food Lion in writing of such claim.

8.            Limitation of Liability. Neither party shall be liable to the other for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such party has knowledge of the possibility of such damages, provided, however, that the limitations set forth in this Section shall not apply to, or in any way limit, a party’s indemnity obligations under this Agreement.

9.            Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors in interest and, to the extent permitted herein, their assigns.

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10.           Assignment. This Agreement, and the rights and obligations of a party, may not be assigned without the express written consent of the other party and any attempted assignment in violation of this Agreement shall be void. Notwithstanding the foregoing, either party may, without obtaining the prior written consent of the other party, assign any of its rights and obligations under this Agreement to an affiliate or to the surviving corporation with or into which the party may merge or consolidate or an entity to which the party transfers all, or substantially all, of its business and assets.

11.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any paragraph of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent and duration of such unenforceability or invalidity and the remaining substance of such provision and the remaining paragraphs of this Agreement shall in such event continue to be binding and in full force and effect.

12.           Waivers. No failure by a party to exercise any of such party’s rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by any party to demand exact compliance with the terms hereof. Waiver by any party of any particular default by any other party shall not affect or impair such party’s rights in respect to any subsequent default of the same or of a different nature, nor shall any delay or omission of any party to exercise any right arising from any default by any other party affect or impair such party’s rights as to such default or any subsequent default.

13.           Force Majeure. No party hereto shall be considered in breach or default in the performance of its obligations hereunder (other than its obligation to pay money hereunder), or be liable in damages, or otherwise for any failure or delay in performance which is due to strike, fire, explosion, flood or other natural catastrophe, civil disturbance, lock-out, concerted act of workers, riot or armed conflict, curtailment, shortage, rationing or allocation of normal sources of supply of labor, materials, transportation, energy or utilities, accident, act of God, delay of subcontractors or vendors, compliance with act of government regulations, embargo, machinery or equipment breakdown, or any other cause whether similar or dissimilar to any of the causes or categories of causes described above and which is beyond the reasonable control of the party claiming excuse hereunder.

14.           Dispute Resolution. If the parties are unable to resolve a dispute arising out of or relating to this Agreement (a “Dispute”), including a claim based on or arising from an alleged tort, but excluding Disputes relating to a party’s confidentiality obligations under this Agreement, through good faith negotiation, then either party may request that such Dispute be referred to non-binding mediation conducted in the state in which the Services are provided before a mediator acceptable to both sides, according to mutually agreed procedures. For the avoidance of doubt, nothing in this section shall limit the right of either party to apply directly to a court having proper jurisdiction for relief (whether temporary, preliminary, injunctive or otherwise) in connection with any dispute.

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15.           Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, inducements, understandings, commitments, contracts or agreements. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto.

16.           Governing Law. This Agreement shall be governed by, and shall be construed and enforced in all respects in accordance with, the laws of the State of North Carolina.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FOOD LION SUPPLY CHAIN		CTI SUPPLY, INC.
SERVICES, INC.

By:	/s/ Bob Matthews	By:	/s/ Stephen Merrick
	Category Manager		President

CTI INDUSTRIES CORPORATION

		By:	/s/ Samuel Komar
V.P. of Sales & Marketing

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